PRICING SUPPLEMENT NO. 96-43 Dated February 11, 1997   Rule 424(b)(2)
To Prospectus Supplement Dated August 22, 1996      File No. 33-64357




                   BENEFICIAL CORPORATION

                 Medium-Term Notes, Series H
                     (Book Entry Notes)


The Price to Public of these Medium-Term Notes, Series H, is
100% (as a  percentage of Principal Amount).  The Principal
Amount, Settlement Date (Original Issue Date), Maturity Date and Interest Rate Per Annum are as follows:


                                                   Interest
Princiapl    Settlement           Maturity         Rate
Amount       Date                 Date             Per Annum




$15,000,000   February 14, 1997   February 14, 2002   6.595%
$13,000,000   February 14, 1997   February 14, 2002   6.55%
$ 5,000,000   February 14, 1997   February 14, 2002   6.57%